Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter and Year Ended December 31, 2012 and Declares First Quarter 2013 Dividend of $0.34 Per Share

Defensive Investment Strategy Underscored by Continued Strong Credit Performance

Reported Fourth Quarter Adjusted Net Investment Income of $0.36 per Weighted Average Share

Declares First Quarter 2013 Dividend of $0.34 per Share

Originated $266.7 Million of Assets in the Quarter

NEW YORK--(BUSINESS WIRE)--March 6, 2013--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter and year ended December 31, 2012 and reported fourth quarter Adjusted Net Investment Income of New Mountain Finance Holdings, L.L.C. (the “Operating Company”) of $0.36 per weighted average share. Adjusted net investment income* per weighted average share for the year ended December 31, 2012 was $1.36. At December 31, 2012, net asset value (“NAV”) per share was $14.06, a decrease of $0.04 per share from September 30, 2012 and an increase of $0.46 from December 31, 2011. The NAV increased by $0.10 per share from September 30, 2012 prior to the declaration of the special dividend of $0.14 that was declared on December 27, 2012. The Company also announced that its board of directors declared a first quarter 2013 dividend of $0.34 per share, which will be payable on March 28, 2013 to holders of record as of March 15, 2013.

Additionally, during the fourth quarter we completed a common stock offering that generated approximately $52.8 million in gross proceeds. The Operating Company also amended its two credit facilities to increase the maximum capacity of the Operating Company’s credit facility (the “Holdings Credit Facility”) from $185.0 million to $210.0 million and of the Operating Company’s wholly-owned subsidiary, New Mountain Finance SPV Funding, L.L.C.’s credit facility (the “SLF Credit Facility”) from $200.0 million to $215.0 million.

Except where noted otherwise, all financial information shown is that of the Operating Company. Also, please note that share and unit are used interchangeably.

Selected Financial Highlights
(in thousands, except per share/unit data)

	December 31, 2012
Investment Portfolio	$989,820
Total Assets	$1,025,564
NAV	$569,939

NAV per Share/Unit	$14.06

Investment Portfolio Composition	December 31, 2012	Percent of Total
First Lien	$493,502	49.8%
Second Lien	441,073	44.6%
Subordinated	45,148	4.6%
Equity and Other	10,097	1.0%
Total	$989,820	100.0%

			Adjusted
	Three months ended		Three months ended
	December 31, 2012	Adjustments*	December 31, 2012
Investment Income	$24,713	$(823)	$23,890
Net Investment Income (1)	$14,383	$(823)	$13,560
Net Realized and Unrealized Gain (Loss)(2)	$2,617	$823	$3,440
Net Increase in Capital resulting from Operations	$17,000		$17,000

Net Investment Income per Weighted Average Share/Unit			$0.36

*	Adjusted for unrecognized gains built into the portfolio held as of the date of our initial public offering (May 19, 2011).
(1)	Excludes hypothetical capital gains incentive fees of $860 thousand accrued for the three months ended December 31, 2012.
(2)	Includes the hypothetical capital gains incentive fees of $860 thousand. As of December 31, 2012, no actual capital gains incentive fee was owed under the investment advisory and management agreement, as amended and restated, as cumulative net Adjusted Realized Gains did not exceed cumulative Adjusted Unrealized Depreciation.

We believe that the strength of the Operating Company’s unique investment strategy – which focuses on acyclical “defensive growth” companies that are well researched by New Mountain Capital, L.L.C., a leading private equity firm – is underscored by continued strong credit performance. The Operating Company has had only one portfolio company, representing approximately $5.9 million of the cost of all investments made since inception in October 2008, or approximately 0.3%, go on non-accrual.

Robert Hamwee, CEO, commented “The fourth quarter was a very active quarter for NMFC. We completed another strategic equity raise and fully deployed the proceeds, originating $266.7 million of investments. Most importantly, we completed another quarter with no material negative credit migration. For 2012, we originated $673.2 million of investments, further expanding our asset base while continuing to both fully cover our dividend from Net Investment Income and preserve our focus on credit quality.”

“As managers and fellow significant stockholders, we are pleased with the progress of the Company and the completion of another successful quarter,” added Steven B. Klinsky, NMFC Chairman. “We believe our strategy of focusing on acyclical “defensive growth” industries and companies that we know well enables us to responsibly grow the business and preserve stockholder value.”

Portfolio and Investment Activity

We are a holding company with no direct operations of our own, and our sole asset is our ownership in the Operating Company. We apply an investment company master-feeder structure whereby the financial results of the Operating Company are allocated to us based on our pro-rata ownership interest in the Operating Company.

The Operating Company is externally managed by New Mountain Finance Advisers BDC, L.L.C. (the “Investment Advisor”). Both New Mountain Finance Corporation and the Operating Company have elected to be treated as business development companies under the Investment Company Act of 1940, as amended.

As of December 31, 2012, the Operating Company’s net asset value was approximately $569.9 million and its portfolio had a fair value of approximately $989.8 million in 63 portfolio companies, with a weighted average Yield to Maturity(1) of approximately 10.1%. For the three months ended December 31, 2012, the Operating Company made approximately $266.7 million of originations and commitments. The $266.7 million includes approximately $202.0 million of investments in 11 new portfolio companies and approximately $64.7 million of investments in six portfolio companies held as of September 30, 2012. For the three months ended December 31, 2012, the Operating Company had approximately $46.8 million of sales in nine portfolio companies and repayments of approximately $108.7 million.

(1)References to “Yield to Maturity” assume that all investments not on non-accrual in the Operating Company’s portfolio are purchased at fair value on December 31, 2012 and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. The actual yield to maturity may be higher or lower due to the future selection of the London Interbank Offered Rate (“LIBOR”) contracts by individual companies in the Operating Company’s portfolio or other factors.

Consolidated Results of Operations

The Operating Company’s total adjusted investment income for the three months ended December 31, 2012 and 2011 was approximately $23.9 million and $16.9 million, respectively. The Operating Company’s total adjusted investment income for the year ended December 31, 2012 was approximately $82.3 million. For the three months ended December 31, 2012 and 2011, total adjusted investment income consisted of approximately $20.5 million and $15.4 million in cash interest income from investments, respectively, prepayment penalties of approximately $1.1 million and $0, respectively, approximately $0.6 million and $0.8 million in payment-in-kind (“PIK”) interest income from investments, respectively, net amortization of purchase premiums/discounts and origination fees of approximately $0.5 million and $0.5 million, respectively, dividend income of approximately $0.6 million and $0, respectively, and approximately $0.6 million and $0.2 in other income, respectively. For the year ended December 31, 2012, total adjusted investment income consisted of approximately $71.9 million in cash interest income from investments, prepayment penalties of approximately $3.6 million, approximately $2.2 million in PIK interest income from investments, net amortization of purchase premiums and discounts and origination fees of approximately $2.5 million, dividend income of approximately $0.8 million and approximately $1.3 million in other income.

The Operating Company’s total net expenses for the three months ended December 31, 2012 and 2011 were approximately $10.3 million and $7.6 million, respectively, excluding $0.9 million and $0 of accrued hypothetical capital gains incentive fees, respectively. The Operating Company’s total net expenses for the year ended December 31, 2012 were approximately $36.2 million, excluding $4.4 million of accrued hypothetical capital gains incentive fees. The hypothetical capital gains incentive fee is based upon the cumulative net Adjusted Realized Capital Gains (Losses) and the cumulative net Adjusted Unrealized Capital Appreciation (Depreciation) from inception through the end of the current period. Actual amounts paid to the Investment Adviser are consistent with the investment advisory and management agreement, as amended and restated (the “Investment Management Agreement”), and are based only on actual Adjusted Realized Capital Gains computed net of all Adjusted Realized Capital Losses and Adjusted Unrealized Capital Depreciation on a cumulative basis from inception through the end of each calendar year as if the entire portfolio was sold at fair value. As of December 31, 2012, no actual capital gains incentive fee was owed under the Investment Management Agreement, as amended and restated, as cumulative net Adjusted Realized Capital Gains did not exceed cumulative Adjusted Unrealized Capital Depreciation.

Total net expenses for the three months ended December 31, 2012 and 2011 consisted of approximately $2.8 million and $2.3 million, respectively, of costs associated with the Operating Company’s credit facilities and approximately $6.6 million and $4.5 million, respectively, in management and incentive fees, excluding the $0.9 million and $0, respectively, of accrued hypothetical capital gains incentive fees. Total net expenses for the year ended December 31, 2012 consisted of approximately $10.1 million of costs associated with the Operating Company’s credit facilities and approximately $22.6 million in management and incentive fees, excluding $4.4 million of accrued hypothetical capital gains incentive fees. The Operating Company has capped its direct and indirect expenses for the second year of operations at $3.5 million, resulting in professional fees, administrative expense, and other general and administrative expenses totaling approximately $0.9 million for the quarter ended December 31, 2012.

During the three months ended December 31, 2012 and 2011, the Operating Company recorded approximately $2.7 million and $1.1 million, respectively, in adjusted net realized gains. For the year ended December 31, 2012, the Operating Company recorded approximately $11.9 million in adjusted net realized gains. During the three months ended December 31, 2012 and 2011, the Operating Company also recorded approximately $1.6 million and $7.5 million in adjusted net changes in unrealized appreciation of investments. For the year ended December 31, 2012, the Operating Company recorded approximately $20.4 million in adjusted net changes in unrealized appreciation (depreciation) of investments.

Liquidity and Capital Resources

As of December 31, 2012, the Operating Company had cash and cash equivalents of approximately $12.8 million, approximately $10.0 million of unsettled securities receivable, approximately $9.7 million of unsettled securities payable and total debt outstanding of approximately $421.2 million (approximately $206.9 million of the $210.0 million of total availability of the Holdings Credit Facility and $214.3 million of the $215.0 million of total availability of the SLF Credit Facility.

On December 7, 2012, we completed a public offering of 3,250,000 shares of NMFC common stock at a public offering price of $14.80 per share. In connection with the offering, the underwriters purchased an additional 320,063 shares with the exercise of the overallotment option to purchase up to an additional 487,500 shares of common stock.

As of December 31, 2012, NMFC owned 60.0% of the Operating Company and AIV Holdings owned 40.0% of the Operating Company.

Portfolio and Asset Quality

The Operating Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Operating Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status, and the final development could be an actual crystallization of a loss through a restructuring or impaired sale.

As of December 31, 2012, one portfolio company had an investment rating of “3”, with a cost basis of approximately $14.6 million and a fair value of approximately $10.3 million.

As of December 31, 2012, one portfolio company comprising three separate loans was on non-accrual status and had an investment rating of “4”. As of December 31, 2012, the loans in this portfolio company had an aggregate cost basis of approximately $5.9 million and an aggregate fair value of approximately $0.8 million.

Recent Developments

The Operating Company had approximately $48.2 million of originations and commitments in the first 60 days of the first quarter of 2013. This was offset by approximately $13.5 million of sales and $32.6 million of repayments during the same period.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, March 7, 2013, to discuss its fourth quarter 2012 financial results. All interested parties may participate in the conference call by dialing +1 (888) 317-6016 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-6016. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

Financial Statements and Tables of the Operating Company

New Mountain Finance Holdings, LLC
Consolidated Statements of Assets, Liabilities and Members' Capital

	December 31, 2012	December 31, 2011

Assets
Investments, at fair value (cost of $976,243,063 and $699,864,784, respectively)	$989,819,613	$703,513,560
Cash and cash equivalents	12,752,075	15,318,811
Receivable from unsettled securities sold	9,962,209	-
Interest and dividend receivable	6,340,146	7,307,092
Deferred credit facility costs (net of accumulated amortization of $2,015,763 and $855,955, respectively)	5,490,266	3,713,739
Receivable from affiliate	533,407	369,017
Other assets	665,872	356,486
Total assets	$1,025,563,588	$730,578,705

Liabilities
SLF Credit Facility	214,262,314	165,928,000
Holdings Credit Facility	206,938,049	129,037,813
Dividends payable	11,192,205	-
Payable for unsettled securities purchased	9,700,000	7,604,931
Incentive fee payable	7,796,928	2,317,328
Management fee payable	3,221,547	2,200,354
Interest payable	712,093	1,747,095
Other liabilities	1,801,889	1,241,366
Total liabilities	455,625,025	310,076,887
Members' Capital	569,938,563	420,501,818
Total liabilities and members' capital	$1,025,563,588	$730,578,705

Outstanding common membership units	40,548,189	30,919,629
Capital per unit	$14.06	$13.60

New Mountain Finance Holdings, L.L.C.
Consolidated Statements of Operations

	Year Ended December 31,
	2012	2011	2010
Investment income
Interest income	$83,645,911	$55,809,453	$40,485,158
Dividend income	811,800	-	-
Other income	1,328,300	713,991	889,619
Total investment income	85,786,011	56,523,444	41,374,777

Expenses
Incentive fee	15,943,910	3,522,330	-
Management fee	11,109,053	4,938,004	70,999
Interest and other credit facility expenses	10,084,639	7,086,019	2,948,460
Administrative expenses (net of reimbursable expenses of $1,389,953, $870,032 and $0, respectively)	1,036,020	744,959	401,133
Professional fees (net of reimbursable expenses of $1,069,904, $1,315,733, and $0, respectively)	1,021,194	721,578	327,331
Other general and administrative expenses	1,373,715	985,283	162,593
Total expenses	40,568,531	17,998,173	3,910,516

Net investment income	45,217,480	38,525,271	37,464,261
Net realized gains on investments	18,851,239	16,252,062	66,287,267
Net change in unrealized appreciation (depreciation) of investments	9,927,774	(23,100,241)	(39,959,267)
Net increase in capital resulting from operations	$73,996,493	$31,677,092	$63,792,261

Reconciliation of Adjusted Net Income

			Adjusted
	Three months ended		three months ended
	December 31, 2012	Adjustments	December 31, 2012
Investment income

Interest income	$23,558,630	$(822,500)	$22,736,130
Dividend income	596,640		596,640
Other income	557,987		557,987

Total investment income	24,713,257	(822,500)	23,890,757

Total expenses pre-incentive fee	6,940,336		6,940,336

Pre-Incentive Fee Net Investment Income	17,772,921	(822,500)	16,950,421

Incentive fee	3,390,084		3,390,084

Post-Incentive Fee Net Investment Income	14,382,837	(822,500)	13,560,337

Net realized gains (losses) on investments	4,260,420	(1,571,612)	2,688,808
Net change in unrealized (depreciation) appreciation of investments	(782,915)	2,394,112	1,611,197
Capital gains incentive fees (1)	(860,001)		(860,001)

Net increase in capital resulting from operations	$17,000,341		$17,000,341

(1)	As of December 31, 2012, no actual capital gains incentive fee was owed under the investment advisory and management agreement, as amended and restated, as cumulative net Adjusted Realized Gains did not exceed cumulative Adjusted Unrealized Depreciation.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company used all of the proceeds from its initial public offering as well as the proceeds from its concurrent private placement to acquire common membership units from New Mountain Finance Holdings, L.L.C. (the “Operating Company”). The investment objective of the Operating Company is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, the Operating Company’s investments may also include small equity interests. The Operating Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL, L.L.C.

New Mountain Capital, L.L.C is a New York-based private equity firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with approximately $9.0 billion in aggregate capital commitments. New Mountain Capital, L.L.C. seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, L.L.C., please visit www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
David Cordova, (212) 220-3546
Chief Financial Officer and Treasurer